February 14, 2018

Global Eagle Entertainment Inc.
4553 Glencoe Avenue, Suite 300
Marina Del Rey, CA 90292

Re: Notice of Termination of Board Seat Right

Ladies and Gentlemen:

Reference is made to that certain Interest Purchase Agreement, dated as of May 9, 2016 (the "Purchase Agreement"), by and between EMC Acquisition Holdings, LLC, a Delaware limited liability company ("Seller"), and Global Eagle Entertainment Inc., a Delaware corporation ("GEE"). Simultaneously with the execution of the Purchase Agreement, each of GEE and EMC HoldCo 2 B.V. ("Holdco") executed that certain Letter Agreement dated as of May 9, 2016 (the "Letter Agreement"). Pursuant to the Letter Agreement, EMC Aggregator, LLC (the "Stockholder"), as the successor-in-interest to Holdco, has the right (but not obligation) to nominate one individual to stand for election as a member of GEE's Board of Directors (the "Board Seat Right"). As of the date hereof, the Stockholder has not exercised its Board Seat Right.

The Stockholder hereby agrees to irrevocably terminate its Board Seat Right effective immediately. As a result of the termination of its Board Seat Right, the Stockholder shall have no further rights pursuant Section 1 of the Letter Agreement.

(Signature to follow on next page)